Exhibit 99.1

Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA
215-784-6000 phone
215-659-6001 fax
www.kns.com

Kulicke & Soffa Industries, Inc. CEO Will Retire on September 30, 2010; Bruno Guilmart is
Appointed New President and CEO

Fort Washington, PA – August 6, 2010 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“K&S” or the “Company”) announced today the election of Bruno Guilmart as President and Chief Executive Officer of the Company and the planned retirement of C. Scott Kulicke as Chief Executive Officer, both effective September 30, 2010.  Mr. Kulicke will also retire from the Company's Board of Directors and the Board has elected Mr. Guilmart to fill Mr. Kulicke's seat.  MacDonell Roehm, an independent director, will remain non-executive Chairman of the Board of Directors.

Mr. Kulicke has been CEO since 1979.  As previously announced, late last year, he informed the Board that he intended to retire no later than June of 2011.  "Leaving will be difficult.  Besides the host of ongoing projects and programs that will make K&S an even better company, I’ll miss the talented and dedicated team of K&S employees around the world who have made the company so successful.”  Mr. Kulicke continued, "The Board conducted a comprehensive search for my successor, considering many strong candidates, both internal and external.  Bruno is a great choice.  Given his industry experience, his drive and his technology expertise, I am confident in his ability to lead K&S into the future."

Mr. Roehm remarked, “Bruno Guilmart has a strong track record as a CEO in the semiconductor industry, successfully leading companies in both the U.S. and Asia.  He is uniquely positioned to build on Scott’s legacy and extend K&S’s leadership position in our industry.”  Mr. Roehm continued, “As a director for over 25 years, I have been privileged to observe the evolution of Kulicke & Soffa in terms of product innovation, technological excellence, and best management practices, all of which have been driven under the aegis of Scott’s leadership.  The industry in general and K&S in particular will miss Scott’s knowledge base and wisdom.  We wish him well during his retirement."

Mr. Kulicke will stay with the Company in an advisory capacity to ensure a smooth management transition.

Bruno Guilmart was CEO of Lattice Semiconductor from June 2008 until resigning to join K&S.  Before joining Lattice, Mr. Guilmart was CEO of the Unisem group, a publicly listed company in Malaysia with over 10,000 worldwide employees. Mr. Guilmart was, until his appointment with Unisem, President and CEO of Advanced Interconnect Technologies (AIT), a TPG-Newbridge company acquired by Unisem in July 2007. Prior to AIT, Mr. Guilmart was senior vice president for worldwide sales and marketing at Chartered Semiconductor Manufacturing.  Mr. Guilmart holds a master's degree in electronics and business management and a bachelor's degree in electrical engineering from the Paris XI Institute of Technology in France. Mr. Guilmart has lived and worked in Asia, the U.S. and Europe.

Mr. Guilmart will reside in Singapore, the center of the Company's global operations.  The Company will migrate other headquarters functions to Singapore in fiscal 2011.

The Company's common shares will continue to be listed of the NASDAQ Stock Market.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Contacts:
Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations
P: (215) 784-7518
F: (215) 784-6180
jelgindy@kns.com

Headgate Partners LLC
Claire E. McAdams
P: (530) 265-9899